Exhibit 10.1

PARTICIPATION AGREEMENT

Effective Date: January 31, 2007

Parties: Nautilus Poplar, LLC
825 East Speer Boulevard, Suite 100E
Denver, Colorado 80218
(“Nautilus”)

and

Aspen Exploration Corporation
PO Box 22530
Bakersfield, California 93390-2530
(“ASPEN”)

Recitals:

A.    Nautilus, a Montana limited liability company, is a party to an Agreement of Purchase and Sale (“PSA”) dated January 2, 2007 with Ballard Petroleum Holdings, LLC pursuant to which Nautilus will acquire from Seller certain oil and gas properties, rights and assets (as more specifically described in the PSA, the “Assets”).

B.    Aspen, a Delaware corporation, desires to acquire from Nautilus an undivided interest in the Assets subject to and promptly after the closing of the sale and purchase transactions contemplated by the PSA (the “Closing”), and Nautilus is willing to assign and transfer such undivided interest on the terms and conditions of this Participation Agreement (this Agreement).

C.    Nautilus intends to finance a portion of the Purchase Price (as defined in the PSA) for the Assets, and certain related cash bonding costs, through a $3,335,000 credit facility (“Credit Facility”) established pursuant a Loan Agreement dated February 12, 2007 between Nautilus, as borrower, and Jonah Bank of Wyoming (“Bank”), as lender (the “Loan Agreement”).

D.    Aspen desires to participate in the benefits under the Credit Facility in order to finance a portion of the price to be paid Nautilus for an undivided interest in the Assets and a portion of Aspen’s share of the cash bonding costs, and Nautilus is willing to allow such participation on the terms and conditions of this Agreement.

E.    Nautilus intends to operate the Assets and to develop the Assets through the management of Nautilus by its subsidiary, Nautilus Technical Group, LLC, a Colorado limited liability company ("Nautilus Tech").

F.   Aspen desires to convey a portion of its interest in the Assets to Nautilus Tech after Payout (as defined below).

G.    HRC Partners LLC, another working interest owner according to terms of an agreement similar to this, desires to evaluate the hydrocarbon potential of the Assets insofar as they cover and affect certain formations.

Agreements:

In consideration of the Recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, Nautilus and Aspen (each a “Party” and collectively the (“Parties”) hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

     Section 1.1    Sale and Purchase.

     Subject to and immediately following the Closing under the PSA, and subject to the terms and conditions hereof, effective January 1, 2007, Nautilus hereby agrees to sell, assign, transfer, convey and set over to ASPEN, and ASPEN hereby agrees to purchase from Nautilus, an undivided 12.5% of all of Nautilus’ right, title, estate and interest (whether absolute or contingent, legal or beneficial) in and to the Assets (such undivided 12.5% right, title, estate and interest being referred to herein as the “ASPEN Assets”).

     Section 1.2    ASPEN Purchase Price; Payments by ASPEN.

     a.    The aggregate consideration to be paid by ASPEN for the ASPEN Assets is the sum of One Million Three Hundred Eighty Seven Thousand Five Hundred Dollars ($1,387,500) (the “ASPEN Purchase Price”). The ASPEN Purchase Price shall be adjusted in proportion to any operating adjustments made to the Purchase Price payable by Nautilus under Sections 2.5 and 7.1 of the PSA. The ASPEN Purchase Price shall be payable as follows:

     i.    No later than 5:00 pm, Mountain Time, February 1, 2007, ASPEN shall pay Nautilus the sum of One Million Twelve Thousand Five Hundred Dollars ($1,012,500) in immediately available funds by certified or cashiers’ check, or by wire transfer to an account designated by Nautilus (the “ASPEN Cash Payment”). ASPEN hereby authorizes and directs Nautilus, and Nautilus hereby expressly and unconditionally undertakes and agrees, to remit the ASPEN Cash Payment to Seller at Closing, and the ASPEN Cash Payment shall be credited against the Purchase Price payable to Seller at Closing.

      ii.    At Closing, Nautilus shall remit, or cause to be remitted, to Seller, from the loan proceeds under the Loan Agreement, an amount equal to the difference between the ASPEN Purchase Price and the ASPEN Cash Payment, or Three Hundred and Seventy Five Thousand Dollars ($375,000), which amount shall be credited against the Purchase Price payable to Seller at Closing.

      b.    Any adjustments to the ASPEN Purchase Price which are not determined as of January 31 2007 shall be settled by payment to or by Nautilus and ASPEN, as the case may be, without interest, as soon as practicable after January 31, 2007, and in any event no later than the date the final settlement between Nautilus and Seller occurs under the PSA.

c. In addition to and simultaneously with the ASPEN Cash Payment, ASPEN shall pay Nautilus;

     i.    the sum of up to Fifty Three Thousand Seven Hundred Fifty Dollars ($53,750) representing ASPEN’s 12.5% share of the estimated acquisition costs of Four Hundred and Thirty Thousand Dollars ($430,000) incurred by Nautilus in the connection with the acquisition of the Assets (the “Additional ASPEN Payment”). At such time as the actual acquisition costs incurred by Nautilus are determined, ASPEN shall pay Nautilus an amount, if any, by which such actual costs exceed the Additional ASPEN Payment or, if applicable, Nautilus shall refund to ASPEN an amount, if any, by which such actual costs are less than the Additional ASPEN Payment;

     ii.    the sum of up to Nine Thousand Three Hundred Seventy Five Dollars ($9,375) representing ASPEN’s 12.5% share of the cost (estimated at Seventy-Five Thousand Dollars ($75,000)) of a Bureau of Indian Affairs cash bond relating to the Assets; and

      iii.    at the request of Nautilus, ASPEN’s proportionate share of the cost of any additional bond or bond amount required by the Environmental Protection Agency (“EPA”) in excess of the $235,000 EPA bond to be secured by a letter of credit issued by the Bank pursuant to the Credit Facility.

      d.    At Closing, Nautilus shall apply, or cause to be applied, from the loan proceeds under the Loan Agreement, an amount equal to ASPEN’s proportionate 12.5% share of the out-of-pocket cost to Nautilus of a Bureau of Land Management bond (in the principal amount of $25,000), a Montana Board of Oil & Gas bond (in the principal amount of $75,000), and an EPA bond (in the principal amount of $235,000), which amount in the aggregate is estimated to be $ 3,335.00 (the “ASPEN Bond Premium Amount”).

      e.    Notwithstanding anything herein to the contrary, in the event the Closing under the PSA does not occur by February 28, 2007, or the PSA is otherwise terminated, Nautilus shall, on the first business day following such date or termination, return the ASPEN Cash Payment and Additional ASPEN Payment to ASPEN, without interest.

     Section 1.3    Conveyances by Nautilus.

     No later than the first business day following the Closing under the PSA, Nautilus shall execute and deliver to ASPEN one or assignments and bills of sale, and deeds, in recordable form, conveying to ASPEN an undivided 12.5% of all Nautilus’ right, title and estate and interest in and to the Assets, together with a corresponding interest in Nautilu’ rights, benefits and privileges under the PSA, subject to the lien of and security interest created by a mortgage or deed of trust and financing statements executed by Nautilus in favor of the Bank (the “Bank Lien”) and containing an assignment obligation to Nautilus Tech effective on the Date of Payout as set forth in Section 4.2 below, but in each case free and clear of all other liens, claims and encumbrances arising by, through or under Nautilus, and containing other terms, conditions and provisions reasonably acceptable to ASPEN. Nautilus shall also execute and deliver to ASPEN one or more assignments on appropriate federal, state or tribal forms conveying a corresponding interest in any of the Assets which are federal, state or tribal leases (together the recordable conveyances and deeds, the “Conveyances”). All Conveyances shall be effective as of the same date and time as the conveyances of the Assets from Seller to Nautilus. With the consent and at the direction of ASPEN, Nautilus shall deliver the executed Conveyances to the Bank for recordation purposes. The Parties acknowledge and agree that the execution and delivery by Nautilus of the Conveyances, and delivery by ASPEN of the ASPEN Cash Payment and ASPEN Loan Proceeds (as defined in Section 2.1 below), are to be treated as simultaneous conditions precedent, and that failure of Nautilus to timely execute and deliver the Conveyances shall create an immediate obligation on the part of Nautilus to return the ASPEN Cash Payment to ASPEN and to assume sole and full responsibility for repaying the ASPEN Loan Proceeds to the Bank under the terms of the Loan Agreement.

ARTICLE II

FINANCING

     Section 2.1    Credit Facility; ASPEN Loan Proceeds.

      a.    As between Nautilus and ASPEN, the Parties acknowledge and agree that ASPEN shall be permitted to use and apply a proportionate 12.5% share of the Credit Facility loan proceeds to fund a portion of its obligation to pay the ASPEN Purchase Price under Section 1.2(a)(ii) above and the ASPEN Bond Premium Amount under Section under Section 1.2(d) above. The aggregate amount of such loan proceeds is estimated to be Forty Two Thousand Two Hundred Ninety Four ($42,294) and is referred to herein as the “ASPEN Loan Proceeds”.

      b.    ASPEN covenants and agrees with and for the benefit of Nautilus to repay the ASPEN Loan Proceeds (plus interest) in proportionate amounts, on the repayment schedule and pursuant to the other terms and conditions of the Loan Agreement as fully as if ASPEN were a party to the Loan Agreement. Nautilus agrees to use its reasonable best efforts to cause the Bank to consent to repayment of the ASPEN Loan Proceeds by ASPEN directly to the Bank; provided that if the Bank does not give such consent, ASPEN shall repay the ASPEN Loan Proceeds (plus interest) to Nautilus, and Nautilus agrees to remit such amounts to the Bank simultaneously with repayments made by Nautilus of its share of loan proceeds. Nautilus covenants and agrees with and for the benefit of ASPEN to repay its proportionate share of the loan (plus interest) under the Loan Agreement in amounts, on the repayment schedule and pursuant to the other terms and conditions of the Loan Agreement, and to obtain a release of the Bank Lien promptly upon repayment in full of the loan under the Loan Agreement. ASPEN acknowledges that until and unless the full amount of the loan (plus interest) under the Loan Agreement is repaid, the ASPEN Assets shall be subject to and encumbered by the Bank Lien.

      c.    The Parties shall each be individually, and not jointly and severally, liable for repayment of their respective proportionate shares of all loan proceeds (plus interest) used or applied on their respective behalves under the Loan Agreement.

     Section 2.2     Defaults.

     a.    Nautilus agrees to use its reasonable best efforts to cause the Bank to deliver copies of demands, or default, nonpayment or similar notices, if any, under the Loan Agreement to ASPEN simultaneously with delivery of any such notices to Nautilus.

     b.    Upon receipt of any notice of default or similar notice from the Bank, or otherwise upon becoming aware of a default in the performance of any obligation of the other Party under Section 2.1(b) hereof or under the Loan Agreement to repay any of the loan proceeds (plus interest) or otherwise to perform any of the covenants under the Loan Agreement, which default shall not have been timely cured by the defaulting Party, and subject to the rights of the Guarantor under the Commercial Guaranty as described in Section 2.3 below, the non-defaulting Party shall have the right, but not the obligation, to repay in full all defaulted amounts plus any interest or penalties or to otherwise cure the default.

      c.    Promptly upon receipt of written notice from the non-defaulting Party that it has cured the defaulting Party’s default under Section 2.1(b) hereof or under or with respect to the Loan Agreement, accompanied by documentation evidencing the cure, the defaulting Party shall assign and transfer to the non-defaulting Party all right, title, estate and interest of the defaulting Party in and to the Assets, without warranty of title express or implied, but free and clear of all liens, claims and encumbrances created by, through or under the defaulting Party (other than the Bank Lien, unless released prior thereto). The foregoing remedy shall be in addition to, and not in lieu of, the rights and remedies of the non-defaulting Party set forth in Section 5.2 hereof.

     Section 2.3    Undertaking of Guarantor.

     ASPEN acknowledges that under that certain Commercial Guaranty in favor of Bank dated January 31, 2007, Nikolay Bogachev (‘Guarantor”) guaranteed certain obligations of Nautilus under the Credit Facility and that, in the event of a default under the Loan Agreement, Guarantor has the right to cure the default and to take an assignment of the promissory note executed in favor of the Bank by Nautilus and the Bank Lien. ASPEN’s obligations hereunder to purchase and pay for the ASPEN Assets are expressly subject to the condition that ASPEN shall first have received from Guarantor a written undertaking in form and substance reasonably satisfactory to ASPEN that Guarantor shall not, subject to and for so long as ASPEN shall be not be in default of its obligation under Section 2.1(b) hereof to repay the amount of the ASPEN Loan Proceeds (plus interest), foreclose or seek to foreclose on the Bank Lien, or otherwise enforce or seek to enforce any right or remedy available to him under the Bank Lien, applicable law or otherwise, in each case insofar and only insofar as the Bank Lien covers, affects and encumbers the ASPEN Assets.

ARTICLE III

OPERATIONS; OTHER ACTIVITIES

     Section 3.1    Operator.

     The Parties acknowledge that at or after Closing, and subject to Section 11.20 of the PSA, Nautilus shall succeed Seller as operator of the Assets pursuant to certain Unit Agreements, Unit Operating Agreements and Joint Operating Agreements (collectively, the “Operating Agreements”) included in and covering the Assets.

     Section 3.2    Certain Activities by HRC.

     After Closing, HRC Partners LLC shall be permitted to conduct certain exploration and evaluation activities in or with respect to Assets insofar as they cover and affect formations below the base of the Charles Formation as set forth in the authority for expenditure and exploration proposal attached hereto as Exhibit A (“HRC Exploration Activities”). Aspen shall have the right, but not the obligation, to participate in the HRC Exploration Activities. In the event Aspen (and any other working interest owner) so elects, it shall execute the authority for expenditure, whereupon HRC shall charge Aspen and any other electing working interest owners for their proportionate shares of the costs of the HRC Exploration Activities. The Parties shall amend, and shall use their reasonable best efforts to cause other owners of working interests in the Assets covering such formations to agree to amend, to the extent necessary, all Operating Agreements to incorporate the Farmout Terms dated January 22, 2007 and attached hereto as Exhibit B.

     Section 3.3    Workover Expenses.

     Simultaneously with, and subject to, receipt of the executed Conveyances, ASPEN shall remit to Nautilus the sum of Sixty Two Thousand Five Hundred Dollars ($62,500) as ASPEN’s proportionate share of the cost of workover activities associated with the Assets for the first quarter of 2007 as set forth in the 2007 Operating Plan and Budget attached hereto as Exhibit C (the “Plan”). By their execution hereof, ASPEN and Nautilus hereby agree to participate in and pay for a proportionate share of the workover activities for the second quarter of 2007 as set forth in the Plan. The aggregate estimated cost of the workover activities contemplated for the first two quarters of 2007 is One Million Six Hundred and Thirty Thousand Dollars ($1,630,000) to the 100% interest. Nautilus represents that each other owner of a working interest in the Assets has also agreed to participate in and pay a proportionate share of the cost of such second quarter workover activities. Upon completion of the second quarter workover activities contemplated by the Plan, Nautilus and ASPEN (and any other working interest owners) shall meet to review the results of such activities and to determine, pursuant to the applicable Unit Operating Agreement or joint Operating Agreement, whether to proceed with, participate in and pay for the additional workover activities contemplated for the balance of 2007 by the Plan in amounts up to Three Million Two Hundred Thousand Dollars ($3,200,000). If and after any such determination is made, either Nautilus or ASPEN fail to participate in and pay for its proportionate share of the costs of such workover activities, the non-consent penalties of the applicable Unit Operating Agreement or joint Operating Agreement shall apply.

     Section 3.4    Operating Agreements.

     ASPEN agrees to execute and be bound by any Unit Operating Agreements and joint Operating Agreements affecting or included in the Assets.

ARTICLE IV

PAYOUT

     Section 4.1    Date of Payout.

     As used herein, “Date of Payout” shall mean the first day of the month following the date on which cumulative revenues received by ASPEN (as shown by ASPEN’s monthly statements) from the sale of production attributable to its interest in the Assets (less, without duplication, royalties, overriding royalties and other burdens on production, and severance, excise, property, production and other taxes of any nature on such production or chargeable to ASPEN’s interest in the Assets, paid or borne by ASPEN) first exceed the sum of (a) one hundred and ten percent (110%) of all costs incurred by ASPEN in acquiring the ASPEN’s Assets, including without limitation, the ASPEN Payment and all financing, closing or other similar costs or expenses in connection with such acquisition, (b) one hundred and ten percent (110%) of all working interest costs incurred by ASPEN (as shown in ASPEN's monthly statements) in connection with the drilling, testing, completing or plugging and abandoning, equipping and connecting to and including the tanks or separator, any well on or included in the Assets, plus (c) one hundred percent (100%) of the costs incurred by ASPEN (as shown in ASPEN’s monthly statements), during the foregoing time period, in connection with the operation of such wells and all other Assets, such recoverable costs in clauses (b) and (c) being limited in each case to the those chargeable to the joint account in accordance with the applicable Accounting Procedure attached to the applicable Operating Agreement included in or affecting the Assets. Notwithstanding the foregoing, all revenues received by ASPEN from, and all costs incurred by ASPEN in connection with, the HRC Exploration Activities shall be excluded from the Date of Payout calculation.

     Section 4.2     Assignment Upon Payout.

     The Conveyances shall provide that, effective as of the Date of Payout, ASPEN shall be deemed to have assigned, and shall assign, to Nautilus Tech (who shall be a party to the Conveyances) an undivided 20% of ASPEN’s right, title and interest in and to the Assets, without warranty of title, express or implied, subject to the Bank Lien (if applicable), but free and clear of all liens, claims and encumbrances created by, through or under ASPEN; it being the intention of the Parties that, from and after the Date of Payout, ASPEN shall own, and the ASPEN Assets shall constitute, 10% of the rights, titles, estates and interests in the Assets acquired by Nautilus from Seller.

ARTICLE V

MISCELLANEOUS

     Section 5.1    Assignability.

      a.    Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided that, by its execution hereof, Nautilus hereby consents to any future assignment and delegation by ASPEN of all or any portion of its rights and obligations hereunder to it’s subsidiary companies or its designee. No such assignment or delegation shall be effective unless the assignee or delegee agrees to assume and be bound by the assigning or delegating Party’s obligations hereunder. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties, their successors and permitted assigns.

     b.    Nautilus shall not transfer all or any portion of its share of the Assets, and ASPEN shall not transfer all or any portion of the ASPEN Assets (other than to Hunter Energy LLC or its designee), unless (i) the transfer is pursuant to a bona fide written offer to purchase (“Third Party Offer”) and (ii) such portion of the Assets or ASPEN Assets, as applicable, are first offered to the other Party on the terms set forth herein. If the transferring Party desires to accept the Third Party Offer, it shall first make a written offer (“Offer”) to sell such Assets or ASPEN Assets, as applicable, to the other Party on the same terms and conditions as set forth in the Third Party Offer. The Offer shall be accompanied by a copy of the Third Party Offer. The non-transferring Party shall have the right for a period of thirty days after receipt of the Offer to elect to purchase all, but not less than all, of the Assets or ASPEN Assets, as applicable, so offered by the transferring Party by giving written notice of this election to the transferring Party. If the non-transferring Party elects to purchase the offered Assets or ASPEN Assets, as applicable, the purchase shall be closed and payment made on the same terms and conditions as set forth in the Offer. If the non-transferring Party does not elect to purchase the offered Assets or ASPEN Assets, as applicable, the transferring Party may transfer the offered Assets or ASPEN Assets, as applicable, to a third party on the same terms and conditions as set forth in the Third Party Offer (except for immaterial changes to the Offer which are no more favorable to the third party transferee than the terms set forth in the Offer). If a transfer to a third party is not made within sixty days after the non-transferring Party’s right to purchase has terminated, and the transferring Party desires to transfer the Assets or ASPEN Assets, as applicable, such transfer shall be made only after again complying with the terms of this Section 5.1(b).

     Section 5.2    Defaults.

     If either Party defaults in the timely and proper performance of any obligation hereunder (time being of the essence), including without limitation the covenants made to each other to repay to the Bank any and all loan proceeds (plus interest) under the Loan Agreement, the non-defaulting Party shall be entitled to exercise any and all rights and remedies (all of which shall be cumulative and not exclusive), including specific performance of this Agreement or claims for damages, which it may have against the defaulting Party, either at law or in equity, for the breach of this Agreement, in whole or in part.

     Section 5.3    Relationship of the Parties.

     The Parties do not intend to create, nor shall this Agreement be construed as creating, a mining or other partnership or association. This Agreement does not render the Parties liable as partners. The liability of the Parties shall be several and not joint or collective.

     Section 5.4    Arbitration.

     Any unresolved dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Article XVII of the Operating Agreement of Nautilus attached hereto as Exhibit D.

     Section 5.5    Area of Mutual Interest.

     There is hereby created an area of mutual interest (“AMI”) between the Parties as described on Exhibit E attached hereto for the duration of Nautilus’ ownership of the Assets from the Effective Date of this Agreement applicable to the acquisition of oil and gas rights within the AMI. In the event either Party acquires any oil and gas rights within the AMI after the Effective Date, including rights acquired by virtue of farmouts or other contracts covering lands within the AMI (collectively, “Oil and Gas Rights”), the acquiring Party shall given written notice thereof to the non-acquiring Party. The non-acquiring Party shall have a period of 30 days from receipt of such notice to acquire its proportionate share of the Oil and Gas Rights by providing written notice to the Acquiring Party within said period. If the non-acquiring Party timely elects to acquire its proportionate share of the Oil and Gas Rights, it shall pay to the acquiring Party its proportionate share of the cost of the acquisition and/or, in the case of a farmout or other agreement providing for certain performance such as the drilling of a well, agree to bear its proportionate share of the cost of any performance required to earn thereunder. Thereupon, the acquiring Party shall immediately execute and deliver the appropriate assignment or deed, without warranty of title, to the non-acquiring Party, and thereafter the jointly-owned Oil and Gas Rights shall be subject to the terms of the applicable Unit Operating Agreement or joint Operating Agreement. In the event the non-acquiring Party elects not to acquire its proportionate share of the Oil and Gas Rights, or fails to timely make its election, the acquiring Party shall thereafter own such Oil and Gas Rights and such rights shall be excluded from such Operating Agreements.

     Section 5.6    Entire Agreement.

     This Agreement, the exhibits hereto, and the Unit Agreements, Unit Operating Agreements and Operating Agreements referred to herein contain the entire agreement of the Parties and supersede all previous agreements or communications between the Parties, verbal or written, with regard to the subject matter hereof.

     Section 5.7    Governing Law.

     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Colorado.

     Section 5.8    Counterparts.

     This Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all Parties had signed the same instrument.

     Section 5.9    Third-Party Beneficiaries; Other Participants.

     a.    Nautilus Tech is an intended third-party beneficiary of this Agreement, and shall be entitled to enforce the provisions of Section 4.2 against ASPEN. The Bank is an intended third-party beneficiary of this Agreement, and shall be entitled to enforce the provisions of Section 2.1(b) against the applicable Party. No other third-parties are intended to benefit by the covenants, agreements, representations, warranties or any other terms or provisions of this Agreement.

b. ASPEN and Nautilus acknowledge and agree that one or more third parties will acquire interests in the Assets from Nautilus simultaneously with ASPEN on terms similar to those set forth herein.

      c.    The Seller has made certain representations and warranties in the PSA to Nautilus as the purchaser of the Assets. At the time of the completion of the purchase by Nautilus, Nautilus is the sole purchaser under the PSA and is entitled to 100% of the benefits of the Seller’s representations and warranties. Under the terms of the PSA, Aspen is not entitled to directly rely on the Seller’s representations and warranties. If, in Aspen’s reasonable judgment, any of the Seller’s representations and warranties in the PSA prove to be inaccurate, incomplete, or misleading in any material respect to the extent that liability would exist under the PSA if asserted by Nautilus against the Seller, Nautilus will enforce the representations and warranties in the PSA in its own name, for the benefit of Aspen, unless Nautilus’; counsel issues his or her written opinion to Aspen that such enforcement would not be reasonable in the circumstances.

     Section 5.10    Amendments.

     This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, and executed by a duly authorized representative of each Party.

     Section 5.11    Further Assurances.

     Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

     Section 5.12    Severability.

     Should any of the provisions of this Agreement to any extent be held to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect to the full extent possible.

     Section 5.13    Survival.

     The enforceability of the representations and warranties contained herein are enforceable against the person making such representation or warranty in accordance with the terms thereof notwithstanding any investigation by the party seeking such enforcement.

     Section 5.14    Waiver.

     No provision of this Agreement may be waived, except by an agreement in writing signed by all the Parties. A waiver of any term or provision shall not be construed as a wavier of any other term or provision.

[signature page follows]

     IN WITNESS WHEREOF, this Agreement is executed and effective as of the Effective Date.

NAUTILUS:

Nautilus Poplar, LLC -

By: Nautilus Technical Group, LLC, its Managing Member

By: /s/ Roland E. Blauer Roland E. Blauer Its Managing Member

ASPEN:

Aspen Exploration Corporation

By: /s/ Robert A. Cohan Robert A. Cohan President & CEO

Exhibit “A”
to
Participation Agreement
dated effecive January 29,2007

Work proposal and Authority for Expenditure
Nisku &Duperow formation program

To identify and define potential exploration opportunities in formations deeper than the base of the Charles “C” formation HRC Partners LLC will conduct detailed petrographic sample analysis and log analysis on the existing sample cuttings and logs on the wells drilled into the Nisku and Duperow formations in the Popular Unit area and N.W. Popular Unit. The petrographic and log interpretation work is expected to take approximately two months to complete, after which HRC will present its technical findings to Nautilus/Aspen, propose drilling on any new prospects, and market such prospects to industry partners in accordance with the terms contained in Exhibit “B”.

Estimated program expenditures:
Petrographic and log interpretation work	$25,000
Prospect marketing expense	$25,000

Total cost estimate	$50,000

WORKING INTEREST OWNER APPROVAL:

The undersigned party hereby agrees to and accepts the foregoing proposal and cost estimate:

By:____________________________________

Date:___________________________________

Exhibit “B”
to
Participation Agreement
dated effective January 31, 2007

Pursuant to that certain Work Proposal and Authority for Expenditure attached as Exhibit A to this Participation Agreement, Hunter shall conduct certain exploration activities in the Poplar field area with respect to the Nisku and Duperow formations, which are situated below the current producing Charles formations. In conjunction with this effort Nautilus (and specifically the Nautilus Members) and Hunter agree as follows:

a.	Nisku and Duperow formation prospects (deep prospects)
1.

Hunter intends to evaluate, generate and market prospects in formations situated deeper than the Charles “C” formation in the Poplar field area and has submitted an authority for expenditure (AFE) to Nautilus detailing its estimate of the costs and expenses (including the costs of it’s; employees/consultants) to evaluate, generate and market these prospects.

2.

Within 30 days if receipt of Hunter’s proposal, Nautilus shall make an election to indicate whether or not it will participate in the proposed work as to it’s interest. If Nautilus approves Hunter’s AFE, Nautilus will reimburse Hunter for 68.75% of its costs and expenses incurred in this effort, and thereafter have the right to participate for up to, but not more than, 50% of its right, title and interest in any such deep prospects generated by Hunter. In respect to any well proposed by Hunter to a formation deeper than the Charles “C” formation, Nautilus agrees to farmout to Hunter at least 50% of its interest. Such proposed operations will be conducted under and governed by the applicable Operating Agreement, provided however, in lieu of any non-consent provision contained in the Operating Agreement, farmout terms for its non-participating interest shall be as set out in a. or b. below (as applicable).

a.

Nautilus   will farmout and assign its non participating interest (not less than 50%) in the proposed well and the corresponding Prospect Area from the base of the Charles “C” formation down to the stratigraphic equivalent of total depth drilled in the proposed well (excluding any currently producing formations) subject to Nautilus’; reservation of a proportionately reduced 12.5% carry to the casing point in the initial well and designated Prospect Area (Nautilus will retain 12.5% of its right, title and interest in the Prospect Area in return for a proportionately reduced 12.5% carry to casing point in the proposed well). Further, Hunter will pay a consideration of $ 10.00 per net acre for the relinquished net acres in the Prospect Area.

b.

In the event Nautilus (or a member thereof) does not fund its share of Hunter's costs in evaluating, generating and marketing such prospects, Nautilus will farmout and assign its non participating interest (not less than 50%) in the proposed well and the corresponding Prospect Area from the base of the Charles “C” formation down to the stratigraphic equivalent of total depth drilled in the proposed well (excluding any currently producing formations) subject to Nautilus’ reservation of a proportionately reduced 6.25% carry to the casing point in the initial well and designated Prospect Area (Nautilus will retain 6.25% of its right, title and interest in the Prospect Area in return for a proportionately reduced 6.25% carry to casing point in the proposed well). Further, the Hunter will pay a consideration of $ 10.00 per net acre for the relinquished net acres in the Prospect Area.

3.

 Notwithstanding anything to the contrary contained herein, it is the intent that Nautilus will not have the right to participate for more than 50% of its working interest in any prospects generated by Hunter as to those formations which are deeper in depth than the base of the Charles formation.

EXHIBIT C
to
Participation Agreement
dated effective January 31, 2007

Operating Plan and Budget

[see attached]

EXHIBIT D
to
Participation Agreement
dated effective January __, 2007

Nautilus Operating Agreement

[see attached]

EXHIBIT E
to
Participation Agreement
dated effective January __, 2007

Area of Mutual Interest

An area within two miles of the outside boundaries of the East Poplar Unit and Northwest Poplar Field depicted on the plat attached hereto.